Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 2) of our report dated February 28, 2023 with respect to the audited financial statements of Technology & Telecommunication Acquisition Corporation (the “Company”) as of November 30, 2022 and 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the year ended November 30, 2022 and for the period from November 8, 2021 (inception) through November 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 17, 2024